Exhibit 99.1

Media Contact: William H. Galligan, 816-983-1551, bgalligan@kcsouthern.com

Kansas City Southern Announces Patrick J. Ottensmeyer as President

Kansas City, Mo., February 20, 2015. Kansas City Southern (KCS) (NYSE:KSU) announced today that as part of its succession planning process, Patrick J. Ottensmeyer has been appointed president, effective March 1, 2015. He will continue to report to David L. Starling, who remains chief executive officer. Mr. Ottensmeyer is currently the company’s executive vice president and chief marketing officer. In his new role, he will continue to be responsible for sales and marketing with additional responsibilities for operations, which includes transportation, engineering, mechanical, network operations, operations support and information technology.

“I am excited about Pat’s appointment as president of our company,” said Mr. Starling. “He has served as the company’s chief financial officer and, most recently, its chief marketing officer, which has prepared him for his new role as president.”

Mr. Ottensmeyer has more than 15 years of railroad industry experience, holding various positions within KCS and previously with the BNSF Railway. He has also held executive level positions in the banking industry. Mr. Ottensmeyer holds a bachelor of science in finance from Indiana University.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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